                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                      TRUMP HOTELS & CASINO RESORTS, INC.

                            TAJ MAHAL HOLDING CORP.

                                      AND

                               THCR MERGER CORP.



                         ______________________________

                          Dated as of January 8, 1996

                         ______________________________

                             TABLE OF CONTENTS *



ARTICLE I  DEFINITIONS......................................................................   2
     Section 1.01.  Definitions.............................................................   2
ARTICLE II  THE MERGER......................................................................   7
     Section 2.01.  The Merger..............................................................   7
     Section 2.02.  Conversion of Outstanding Shares; Redemption............................   7
     Section 2.03.  Certificate of Incorporation............................................   8
     Section 2.04.  By-laws.................................................................   8
     Section 2.05.  Directors and Officers..................................................   8
     Section 2.06.  Exchange Agent..........................................................   8
     Section 2.07.  Election Procedures.....................................................   8
     Section 2.08.  Taj Holding Class A Common Stock Exchange Procedures....................   9
     Section 2.09.  Dividends; Liability....................................................  10
     Section 2.10.  No Further Rights for Holders Electing Cash Consideration...............  10
     Section 2.11.  No Fractional Shares....................................................  10
     Section 2.12.  Dissenting Shares.......................................................  10
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF TAJ HOLDING..................................  11
     Section 3.01.  Corporate Organization..................................................  11
     Section 3.02.  Capitalization..........................................................  11
     Section 3.03.  Subsidiaries............................................................  11
     Section 3.04.  Financial Statements; SEC Reports.......................................  11
     Section 3.05.  Absence of Certain Changes or Events....................................  12
     Section 3.06.  Authorization and Validity of Agreements; Opinion of Financial Advisor..  12
     Section 3.07.  No Conflict or Violation................................................  12
     Section 3.08.  Consents and Approvals..................................................  13
     Section 3.09.  Litigation..............................................................  13
     Section 3.10.  Taxes...................................................................  13
     Section 3.11.  Contracts and Leases....................................................  13
     Section 3.12.  Joint Proxy Statement...................................................  13
     Section 3.13.  Takeover Provisions Inapplicable........................................  14
     Section 3.14.  Brokerage/Finder's Fees.................................................  14
     Section 3.15.  Bond Redemption; Taj Funding Offering...................................  14
     Section 3.16.  THCR Offering...........................................................  14
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THCR..........................................  14
     Section 4.01.  Corporate Organization..................................................  14
     Section 4.02.  Capitalization..........................................................  14
     Section 4.03.  Subsidiaries............................................................  15
     Section 4.04.  Financial Statements; SEC Reports.......................................  15
     Section 4.05.  Absence of Certain Changes or Events....................................  15
     Section 4.06.  Authorization and Validity of Agreements; Opinion of Financial Advisor..  15
     Section 4.07.  No Conflict or Violation................................................  16

---------
         * The Table of Contents is not part of this Merger Agreement.

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
     Section 4.08.  Consents and Approvals..................................................  16
     Section 4.09.  Litigation..............................................................  16
     Section 4.10.  Taxes...................................................................  17
     Section 4.11.  Contracts and Leases....................................................  17
     Section 4.12.  THCR Registration Statement.............................................  17
     Section 4.13.  Takeover Provisions Inapplicable........................................  17
     Section 4.14.  Brokerage/Finder's Fees.................................................  17
     Section 4.15.  Taj Funding Offering....................................................  17
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF MERGER SUB.....................................  18
     Section 5.01.  Corporate Organization; Subsidiaries....................................  18
     Section 5.02.  Capitalization..........................................................  18
     Section 5.03.  Authorization and Validity of Agreements................................  18
ARTICLE VI  COVENANTS OF TAJ HOLDING........................................................  18
     Section 6.01.  Conduct Pending Merger..................................................  18
     Section 6.02.  Joint Proxy Statement...................................................  19
     Section 6.03.  Stockholders Meeting....................................................  19
     Section 6.04.  Compliance with the Securities Act......................................  19
     Section 6.05.  No Solicitation.........................................................  19
     Section 6.06.  Dividend Prohibition....................................................  20
     Section 6.07.  Letters of Accountants..................................................  20
ARTICLE VII  COVENANTS OF THCR..............................................................  20
     Section 7.01.  Conduct Pending Merger..................................................  20
     Section 7.02.  Joint Proxy Statement...................................................  21
     Section 7.03.  Stockholders Meeting....................................................  21
     Section 7.04.  Indemnification and Insurance...........................................  21
     Section 7.05.  Letters of Accountants..................................................  22
ARTICLE VIII  OTHER AGREEMENTS..............................................................  22
     Section 8.01.  Stock Exchange Listing..................................................  22
     Section 8.02.  Additional Agreements; Consents and Permits.............................  22
     Section 8.03.  Registration of Securities..............................................  22
     Section 8.04.  Access to Information; Confidentiality..................................  22
     Section 8.05.  Notification of Certain Matters.........................................  23
     Section 8.06.  HSR Act.................................................................  23
     Section 8.07.  Bond Redemption.........................................................  24
ARTICLE IX  CONDITIONS TO THE MERGER........................................................  24
     Section 9.01.  Conditions to the Obligations of Each Party.............................  24
     Section 9.02.  Conditions to the Obligation of Taj Holding.............................  25
     Section 9.03.  Conditions to the Obligations of THCR and Merger Sub....................  25
ARTICLE X  TERMINATION......................................................................  26
     Section 10.01.  Termination............................................................  26
     Section 10.02.  Effect of Termination..................................................  26
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                                       ii
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
ARTICLE XI  MISCELLANEOUS...................................................................  27
     Section 11.01.  Notices................................................................  27
     Section 11.02.  Survival...............................................................  27
     Section 11.03.  Amendment..............................................................  27
     Section 11.04.  Waiver.................................................................  28
     Section 11.05.  Successors and Assigns.................................................  28
     Section 11.06.  Governing Law..........................................................  28
     Section 11.07.  Gaming Laws............................................................  28
     Section 11.08.  Integration............................................................  28
     Section 11.09.  Third Party Beneficiaries..............................................  28
     Section 10.11.  Specific Performance...................................................  28
     Section 11.11.  Remedies Cumulative....................................................  28
     Section 11.12.  Publicity..............................................................  28
     Section 11.13.  Fees & Expenses........................................................  29
     Section 11.14.  Headings; Counterparts; Effectiveness..................................  29

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of January 8, 1996 (the "Merger Agreement"), by and among TRUMP HOTELS & CASINO RESORTS, INC., a Delaware corporation ("THCR"), TAJ MAHAL HOLDING CORP., a Delaware corporation ("Taj Holding"), and THCR MERGER CORP., a Delaware corporation and a wholly owned subsidiary of THCR ("Merger Sub").

     WHEREAS, Taj Holding and certain of its affiliates and THCR and certain of its affiliates desire to effect the Merger Transaction, which includes (a) the merger of Merger Sub with and into Taj Holding upon the terms and subject to the conditions set forth herein (the "Merger"); (b) consummation of the offering by THCR (the "THCR Offering") of up to $140,000,000 of Common Stock of THCR, par value $.01 per share ("THCR Common Stock"), and the offering by Trump Taj Mahal Funding, Inc. ("Taj Funding") or its affiliate of up to $750,000,000 aggregate principal amount of debt securities (the "Taj Funding Offering"), the aggregate net proceeds of which will be used, together with available cash of Trump Taj Mahal Associates ("Taj Associates"), to, among other things, (i) pay cash, pursuant to this Merger Agreement, to those holders of Class A Common Stock of Taj Holding, par value $.01 per share (the "Taj Holding Class A Common Stock"), electing to receive cash in the Merger, (ii) redeem (the "Bond Redemption") Taj Funding's outstanding 11.35% Mortgage Bonds, Series A due 1999 (the "Bonds"),
(iii) redeem the outstanding shares of Class B Common Stock of Taj Holding, par value $.01 per share (the "Taj Holding Class B Common Stock"), as required in connection with the Bond Redemption, (iv) purchase certain real property (collectively, the "Specified Parcels") that is currently leased by Taj Associates, the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"), from Trump Taj Mahal Realty Corp. ("Realty Corp."), a corporation wholly owned by Donald J. Trump ("Trump"), and (v) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of the Liens (defined below) and guarantees that Bankers Trust has with respect to Taj Associates; (c) the contribution by Trump to Trump Hotels & Casino Resorts Holdings, L.P., a subsidiary of THCR ("THCR Holdings"), and Taj Mahal Holdings LLC ("Taj Holdings LLC") of all of his direct and indirect ownership interests in Taj Associates; and (d) the contribution by THCR to THCR Holdings and Taj Holdings LLC of all its indirect ownership interests in Taj Associates acquired in the Merger;

     WHEREAS, THCR and Trump have agreed that (a) in exchange for their contributions to THCR Holdings and Taj Holdings LLC, THCR's and Trump's beneficial equity interests in THCR Holdings will be adjusted pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of THCR Holdings (the "Partnership Agreement"), and (b) as part of the Merger Transaction, THCR will issue to Trump a warrant to purchase 1.8 million shares of THCR Common Stock, one-third of which may be purchased on or prior to (i) the third anniversary of the issuance of the warrant at $30 per share, (ii) the fourth anniversary of the issuance of the warrant at $35 per share and (iii) the fifth anniversary of the issuance of the warrant at $40 per share (the Merger and the related transactions discussed above are collectively referred to as the "Merger Transaction");

     WHEREAS, pursuant to the Class A Voting Agreement (defined below), the holders of approximately 52% of the outstanding shares of Taj Holding Class A Common Stock have agreed to vote in favor of the Merger;

     WHEREAS, pursuant to the Trump THCR Voting Agreement (defined below) Trump has agreed to vote all of the shares in THCR beneficially owned by him in favor of the Merger Transaction, and pursuant to the Trump Taj Voting Agreement (defined below) Trump has agreed to vote all of the shares beneficially owned by him in Taj Holding in favor of the Merger Agreement;

     WHEREAS, the THCR Special Committee of the Board of Directors of THCR (defined below), and the Taj Holding Class B Directors (defined below) and the Board of Directors of Taj Holding, have received the DLJ Fairness Opinion and the Rothschild Fairness Opinion (each defined below), respectively;

     WHEREAS, the THCR Special Committee and the Board of Directors of THCR have determined that the Merger Transaction is consistent with and in furtherance of the long-term business strategy of THCR;

     WHEREAS, the Taj Holding Class B Directors and the Board of Directors of Taj Holding have determined that the Merger is consistent with and in furtherance of the long-term business strategy of Taj Holding;

     WHEREAS, the THCR Special Committee and the Board of Directors of THCR have determined that the Merger Transaction is fair to, and in the best interests of, THCR;

     WHEREAS, the Taj Holding Class B Directors and the Board of Directors of Taj Holding based on, among other things, the advice of the financial advisor to Taj Holding and existence of the Class A Voting Agreement (defined below), have determined that the Merger is fair to, and in the best interests of, Taj Holding and the holders of Taj Holding Class A Common Stock;

     WHEREAS, the THCR Special Committee and the Board of Directors of THCR have approved the Merger Transaction and this Merger Agreement;

     WHEREAS, the Taj Holding Class B Directors and the Board of Directors of Taj Holding have approved the Merger and this Merger Agreement; and

     WHEREAS, the Board of Directors of Merger Sub has approved this Merger Agreement and THCR, as the sole stockholder of Merger Sub, has approved and adopted this Merger Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I


                                  DEFINITIONS

     Section 1.01. Definitions. As used in this Merger Agreement, the following terms shall have the respective meanings set forth below (terms defined in the singular shall have the same meanings when used in the plural and vice versa):

     "Acquisition Proposal" with respect to any Person shall mean any proposed
(i) merger, consolidation, share exchange or similar transaction involving such Person or a Subsidiary of such Person, as a result of which the consolidated assets of such Person and its Subsidiaries taken as a whole, increase or decrease by 25% or more, (ii) sale, lease or other disposition directly or indirectly (other than by merger, consolidation, share exchange or similar transaction) of assets of such Person or its Subsidiaries representing 25% or more of the consolidated assets of such Person and its Subsidiaries, (iii) issue, sale, or other disposition (other than by merger, consolidation, share exchange or similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the voting power of such Person or (iv) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 25% or more of the outstanding common stock of such Person (other than Persons or groups having such beneficial ownership as of the date hereof).

     "Bankers Trust" shall have the meaning set forth in the Recitals.

     "Bond Indenture" shall mean the Amended and Restated Indenture, dated as of October 4, 1991, among Taj Funding, as issuer, Taj Associates, as guarantor, and First Bank National Association, as trustee, relating to the issuance of the Bonds.

     "Bond Redemption" shall have the meaning set forth in the Recitals.

     "Bonds" shall have the meaning set forth in the Recitals.

     "Cash Consideration" shall have the meaning set forth in Section 2.02.

     "Certificate of Merger" shall have the meaning set forth in Section 2.01.

     "Class A Voting Agreement" means the letter agreement, dated as of October 6, 1995, among Taj Holding, Taj Associates, Taj Funding, Putnam Investment Management, Hamilton Partners, L.P., Prudential Securities, Grace Brothers Ltd., SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI Ltd., relating to the voting of shares of Taj Holding Class A Common Stock, as such agreement may be amended from time to time.

     "Closing" shall have the meaning set forth in Section 2.01.

     "Confidential Information" shall mean all information about a party hereto, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, together with all analyses, compilations, studies, summaries, extracts or other documents, which contain or otherwise reflect such information. Confidential Information shall not include information which the recipient can clearly demonstrate falls within any of the following categories:
(i) information which has come within the public domain through no fault or action of the recipient or its affiliates (including, without limitation, all information contained in publicly available documents filed with the SEC); (ii) information which was known to the recipient on a non-confidential basis prior to its disclosure by a party hereto; or (iii) information which becomes available to the recipient on a non-confidential basis from any third party, the disclosure of which to, or the receipt of which by, the recipient, to the knowledge of the recipient after due inquiry, does not violate any contractual or legal obligation said third party has to the disclosing party or any other Person with respect to such information.

     "Current D&O Premium" shall mean an amount not greater than 150% of the premium paid by Taj Holding (on an annualized basis) for directors' and officers' liability insurance during the period from January 1, 1996 to the Effective Time.

     "Debt S-1" shall have the meaning set forth in Section 3.15.

     "DGCL" shall mean the Delaware General Corporation Law.

     "Disclosing Party" shall mean any party to this Merger Agreement that discloses or provides Confidential Information to any other party to this Merger Agreement.

     "Dissenting Shares" shall have the meaning set forth in Section 2.12.

     "DLJ" shall have the meaning set forth in Section 4.06.

     "DLJ Fairness Opinion" shall have the meaning set forth in Section 4.06.

     "Effective Time" shall have the meaning set forth in Section 2.01.

     "Election Deadline" shall have the meaning set forth in Section 2.07.

     "Election Form" shall have the meaning set forth in Section 2.07.

     "Equity S-1" shall have the meaning set forth in Section 3.16.

     "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

     "Exchange Agent" shall have the meaning set forth in Section 2.06.

     "Exchange Agreement" shall mean the Exchange and Registration Rights Agreement, dated as of June 12, 1995, between THCR and Trump.

     "Exchange Fund" shall have the meaning set forth in Section 2.08.

     "First Fidelity" shall mean First Fidelity Bank, N.A.

     "Gaming Authority" shall mean the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Indiana Gaming Commission, the Mississippi Gaming Commission and the Mississippi State Tax Commission or any other governmental agency which regulates gaming in a jurisdiction in which either THCR or its Subsidiaries or Taj Holding or its Subsidiaries conducts gaming activities.

     "Gaming Laws" shall mean any laws, rules, regulations or ordinances governing gaming activities and any administrative rules or regulations promulgated thereunder, and any other corresponding statutes, rules and regulations.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Joint Proxy Statement" shall mean the joint proxy statement of Taj Holding and THCR with respect to the Taj Holding Meeting and the THCR Meeting.

     "Lien" shall mean any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Market Value" shall mean the average of the high and low per share sales prices of the THCR Common Stock during the fifteen trading days immediately preceding the Effective Time or, if THCR and Taj Holding mutually agree, during any such other period as agreed under the Class A Voting Agreement.

     "Merger" shall have the meaning set forth in Recitals.

     "Merger Agreement" shall have the meaning set forth in the Preamble.

     "Merger Consideration" shall have the meaning set forth in Section 2.02.

     "Merger Sub" shall have the meaning set forth in the Preamble.

     "Merger Sub Common Stock" shall mean the Common Stock, par value $.01 per share, of Merger Sub.

     "Merger Sub Material Adverse Effect" shall mean a material adverse effect with respect to the business, results of operations, properties, operations or financial condition of Merger Sub.

     "Merger Transaction" shall have the meaning set forth in the Recitals.

     "NYSE" shall mean the New York Stock Exchange.

     "Partnership Agreement" shall have the meaning set forth in the Recitals.

     "Permitted Investments" shall have the meaning set forth in Section 2.08.

     "Person" shall mean any individual, partnership, corporation, trust, association, limited liability company, governmental agency or any other entity.

     "Realty Corp." shall have the meaning set forth in the Recitals.

     "Receiving Party" shall mean any party to this Merger Agreement that receives or obtains Confidential Information from a Disclosing Party.

     "Rothschild" shall have the meaning set forth in Section 3.06.

     "Rothschild Fairness Opinion" shall have the meaning set forth in Section 3.06.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Special Counsel" shall mean Andrews & Kurth L.L.P., special counsel to the Taj Holding Class B Directors.

     "Specified Parcels" shall have the meaning set forth in the Recitals.

     "Stock Consideration" shall have the meaning set forth in Section 2.02.

     "Subsidiary" shall mean, with respect to any Person, any other Person in which such first Person, directly or indirectly, owns, controls or has the power to vote at least 50% of the outstanding securities generally entitled to vote upon the election of directors. For the purposes of this Merger Agreement the term "Subsidiary" shall also include, with respect to Taj Holding, Taj Associates and, with respect to THCR, THCR Holdings, Trump Plaza Holding Associates and Trump Plaza Associates.

     "Surviving Corporation" shall mean the surviving corporation in the Merger.

     "Taj Associates" shall have the meaning set forth in the Recitals.

     "Taj Funding" shall have the meaning set forth in the Recitals.

     "Taj Funding Offering" shall have the meaning set forth in the Recitals.

     "Taj Holding" shall have the meaning set forth in the Preamble.

     "Taj Holding Certificates" shall have the meaning set forth in Section
2.08.

     "Taj Holding Class A Common Stock" shall have the meaning set forth in the Recitals.

     "Taj Holding Class B Common Stock" shall have the meaning set forth in the Recitals.

     "Taj Holding Class C Common Stock" shall mean the Class C Common Stock, par value $.01 per share, of Taj Holding.

     "Taj Holding Class B Directors" shall mean the Class B Directors of Taj Holding.

     "Taj Holding Class C Directors" shall mean the Class C Directors of Taj Holding.

     "Taj Holding Indemnified Parties" shall have the meaning set forth in
Section 7.04.

     "Taj Holding Material Adverse Effect" shall mean a material adverse effect with respect to the business, results of operations, properties, operations or financial condition of Taj Holding and its Subsidiaries, taken as a whole.

     "Taj Holding Meeting" shall have the meaning set forth in Section 6.03.

     "Taj Holding SEC Reports" shall have the meaning set forth in Section 3.04.

     "Taj Holdings LLC" shall have the meaning set forth in the Recitals.

     "Taj Mahal" shall have the meaning set forth in the Recitals.

     "THCR" shall have the meaning set forth in the Preamble.

     "THCR Certificates" shall have the meaning set forth in Section 2.08.

     "THCR Class B Common Stock" shall mean the Class B Common Stock, par value $.01 per share, of THCR.

     "THCR Common Stock" shall have the meaning set forth in the Recitals.

     "THCR Dividends" shall have the meaning set forth in Section 2.08.

     "THCR Holdings" shall have the meaning set forth in the Recitals.

     "THCR Material Adverse Effect" shall mean a material adverse effect with respect to the business, results of operations, properties, operations or financial condition of THCR and its Subsidiaries, taken as a whole.

     "THCR Meeting" shall have the meaning set forth in Section 7.03.

     "THCR Offering" shall have the meaning set forth in the Recitals.

     "THCR Registration Statement" shall mean the Registration Statement on Form S-4 of THCR to be filed with the SEC in connection with the Merger, including the Prospectus with respect to the THCR Common Stock included therein.

     "THCR SEC Reports" shall have the meaning set forth in Section 4.04.

     "THCR Special Committee" shall mean the Special Committee of the Board of Directors of THCR.

     "TM/GP" shall mean TM/GP Corporation, a wholly owned subsidiary of Taj Holding.

     "TM/GP Class B Common Stock" shall mean the Class B Common Stock of TM/GP, par value $.01 per share.

     "Trump" shall have the meaning set forth in the Recitals.

     "Trump Taj Voting Agreement" shall have the meaning set forth in Section 3.06.

     "Trump THCR Voting Agreement" shall have the meaning set forth in Section 4.06.

     "TTMI Note" shall mean the promissory note from Trump Taj Mahal, Inc. to Trump, dated October 4, 1991.

                                   ARTICLE II


                                   THE MERGER


     Section 2.01. The Merger. (a) Upon the terms and subject to the conditions of this Merger Agreement, at the Effective Time, Merger Sub shall be merged with and into Taj Holding in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and Taj Holding shall be the Surviving Corporation.

     (b) Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
10.01 and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article IX, the closing of the Merger (the "Closing") shall take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in
Article IX, at the offices of Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

     (c) At the Closing, (i) Taj Holding will deliver to THCR and Merger Sub the opinion referred to in Section 6.04 and the various certificates, instruments and documents referred to in Section 9.03, (ii) THCR and Merger Sub will deliver to Taj Holding the various certificates, instruments and documents referred to in Section 9.02 and (iii) THCR will deliver to the Exchange Agent the Merger Consideration.

     (d) As soon as practicable after the Closing, Taj Holding and Merger Sub will file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger for the Merger in accordance with the provisions of the DGCL (the "Certificate of Merger"). The Merger shall become effective at the time such filing is accepted for filing by the Secretary of State of the State of Delaware or at such other time as set forth in the Certificate of Merger (the "Effective Time").

     (e) From and after the Effective Time, the Surviving Corporation, shall have all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Taj Holding and Merger Sub, all as provided under the DGCL.

     Section 2.02. Conversion of Outstanding Shares; Redemption. (a) At the Effective Time:

          (i) each share of Taj Holding Class A Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in this Section, be converted into and represent the right to receive, at the holder's election, either (x) $30.00 in cash (the "Cash Consideration") or (y) that number of fully paid and nonassessable shares of THCR Common Stock determined by dividing $30.00 by the Market Value (the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration");

          (ii) all shares of Taj Holding Class C Common Stock outstanding immediately prior to the Effective Time shall be canceled; and

          (iii) each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

     (b) Immediately prior to the Effective Time, Taj Holding shall cause each share of Taj Holding Class B Common Stock outstanding immediately prior to such time to be redeemed at $.50 per share in accordance with the provisions of the certificate of incorporation of Taj Holding and the Bond Indenture.

     (c) Each share of Taj Holding Class A Common Stock held by Taj Holding as treasury stock immediately prior to the Effective Time or owned by any direct or indirect Subsidiary of Taj Holding immediately prior to the Effective Time shall be canceled, and no conversion or payment shall be made with respect thereto.

     Section 2.03. Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except that Article Second thereof shall be amended to read as follows: "The name of the Corporation is Taj Mahal Holding Corp."

     Section 2.04. By-laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until amended in accordance with the DGCL and the certificate of incorporation of the Surviving Corporation.

     Section 2.05. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with the DGCL and the Surviving Corporation's certificate of incorporation and by-laws, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Taj Holding at the Effective Time shall be the officers of the Surviving Corporation.

     Section 2.06. Exchange Agent. Prior to the Effective Time, THCR and Taj Holding shall designate Continental Stock Transfer & Trust Company, or another mutually acceptable bank or trust company, to act as exchange agent for the Merger (the "Exchange Agent").

     Section 2.07. Election Procedures. (a) Taj Holding shall, or shall cause the Exchange Agent to, send an election form (the "Election Form") in form satisfactory to THCR, to each holder of Taj Holding Class A Common Stock together with the Joint Proxy Statement. Each Election Form shall permit each holder of Taj Holding Class A Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive either the Stock Consideration or the Cash Consideration.

     (b) Any holder of Taj Holding Class A Common Stock who wishes to receive Cash Consideration must send the Election Form properly completed to the Exchange Agent at the address set forth in the Election Form on or before 5:00 p.m. on the business day prior to the Taj Holding Meeting or at any other time and date as Taj Holding and THCR may mutually agree (the "Election Deadline").

     (c) Holders of the Taj Holding Class A Common Stock who (i) fail to complete properly the Election Form, (ii) fail to send the Election Form to the Exchange Agent prior to the Election Deadline or (iii) make no election, shall be deemed to have elected to receive the Stock Consideration.

     (d) Taj Holding shall use its best efforts to make available one or more Election Forms as may be reasonably requested by all Persons who become holders (or beneficial owners) of Taj Holding Class A Common Stock between the record date established for purposes of the Taj Holding Stockholder Meeting and the Election Deadline.

     (e) Any Election Form may be revoked prior to the Election Deadline by submitting a new Election Form to the Exchange Agent. In addition, all Election Forms shall automatically be deemed revoked if the Exchange Agent is notified in writing by Taj Holding and THCR that the Merger has been abandoned or this Merger Agreement has been terminated.

     (f) Subject to the terms of this Merger Agreement, the determination of the Exchange Agent shall be binding and conclusive as to whether or not the Election Form has been properly or timely submitted or revoked. Neither the Exchange Agent, Taj Holding, THCR nor Merger Sub shall be under any obligation to notify any Person of any defect in an Election Form or the revocation thereof.

     Section 2.08. Taj Holding Class A Common Stock Exchange Procedures. (a) As soon as practicable after the Effective Time, THCR shall instruct the Exchange Agent to mail to each holder of a certificate or certificates evidencing shares of Taj Holding Class A Common Stock (other than Dissenting Shares) (the "Taj Holding Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Taj Holding Certificates shall pass, only upon proper delivery of such Taj Holding Certificates to the Exchange

Agent) and (ii) instructions to effect the surrender of the Taj Holding Certificates in exchange for Merger Consideration. Each holder of Taj Holding Class A Common Stock, upon surrender to the Exchange Agent of such holder's Taj Holding Certificates with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, shall be given the amount to which such holder is entitled, pursuant to this Merger Agreement, of (i) certificates evidencing shares of THCR Common Stock (the "THCR Certificates") as payment of the Stock Consideration, (ii) cash as payment of the Cash Consideration (without any interest accrued thereon), (iii) dividends or distributions declared or made on the THCR Common Stock after the Effective Time and payable between the Effective Time and the time of such surrender (the "THCR Dividends") and/or (iv) cash for payment of fractional shares of THCR Common Stock. Until so surrendered, each Taj Holding Certificate shall after the Effective Time represent for all purposes only the right to receive THCR Certificates or cash, as the case may be. After the Effective Time, there shall be no further registration of transfers of Taj Holding Class A Common Stock. THCR shall establish reasonable procedures for the delivery of THCR Certificates or cash, as the case may be, to holders of Taj Holding Class A Common Stock whose Taj Holding Certificates have been lost, destroyed or mutilated.

     (b) At the Closing, THCR shall deposit in trust with the Exchange Agent, for the benefit of the holders of Taj Holding Class A Common Stock, the appropriate amount to which such holders are entitled, pursuant to this Merger Agreement, of THCR Certificates for payment of the Stock Consideration, cash for payment of the Cash Consideration, THCR Dividends, if any, and cash for payment of fractional shares of THCR Common Stock (collectively, the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments to the holders of Taj Holding Class A Common Stock as set forth in this Merger Agreement. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the THCR Common Stock held by it from time to time hereunder, except that it shall hold all THCR Dividends paid or distributed for the accounts of the Persons entitled thereto.

     (c) If any delivery of the Merger Consideration is to be made to a Person other than the registered holder of the Taj Holding Certificates surrendered in exchange therefor, it shall be a condition to such delivery that the Taj Holding Certificate so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such delivery shall (i) pay to the Exchange Agent any transfer or other taxes required as a result of delivery to a Person other than the registered holder or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) Any portion of the Exchange Fund that remains undistributed to the holders of the Taj Holding Class A Common Stock for 180 days after the Effective Time shall be delivered to THCR upon demand. Any holder of Taj Holding Class A Common Stock who has not therefore complied with this Article within 180 days after the Effective Time shall have no further claim upon the Exchange Agent and shall thereafter look only to THCR for conversion or payment, as the case may be, of the Merger Consideration, THCR Dividends and fractional shares of THCR Common Stock.

     (e) If a Taj Holding Certificate has not been surrendered prior to the date on which any receipt of Merger Consideration, THCR Dividends or cash for payment of fractional shares of THCR Common Stock would otherwise escheat to or become the property of any governmental agency, such Taj Holding Certificate shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof.

     (f) The Exchange Agent shall invest cash in the Exchange Fund, as directed by THCR, on a daily basis, provided that all such investments shall be in obligations of or guaranteed by the United States of America with remaining maturities not exceeding 180 days, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit or banker's acceptances of commercial banks with capital exceeding $500 million (collectively, "Permitted Investments"). The maturities of Permitted Investments shall be such as to permit the Exchange Agent to make prompt payment to former stockholders of Taj Holding entitled thereto as contemplated by this Section. THCR shall promptly replenish the Exchange Fund to the extent of any losses incurred as a result of Permitted Investments. Any interest and other income resulting from such investments shall be paid to THCR. If for any reason (including losses) the Exchange

Fund is inadequate to pay the amounts to which holders of Taj Holding Class A Common Stock shall be entitled under this Merger Agreement, THCR shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose not specifically provided for in this Merger Agreement.

     Section 2.09. Dividends; Liability. No THCR Dividend will be paid to Persons entitled to receive certificates representing THCR Common Stock pursuant to this Merger Agreement until such Persons surrender their Taj Holding Certificates. Upon such surrender, THCR Dividends shall be paid to the Person in whose name the THCR Certificate shall be issued. In no event shall the Person entitled to receive such dividends or distributions be entitled to receive interest on such dividends or distributions. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Taj Holding Class A Common Stock for any shares of THCR Common Stock or dividends or distributions thereon delivered to a governmental agency pursuant to any applicable escheat or similar laws.

     Section 2.10. No Further Rights for Holders Electing Cash Consideration. Holders of Taj Holding Class A Common Stock who elect to receive the Cash Consideration or who shall receive cash for payment of fractional shares of THCR Common Stock shall, upon properly surrendering their Taj Holding Certificates, be deemed to have been paid in full satisfaction of all rights pertaining to the shares or fractions thereof exchanged for cash theretofore.

     Section 2.11. No Fractional Shares. No fractional shares of THCR Common Stock will be issued in connection with the Merger. In lieu of any fractional shares, each holder of Taj Holding Class A Common Stock who would otherwise have been entitled to a fractional share of THCR Common Stock upon surrender of Taj Holding Certificates for exchange will be paid cash (without interest) in an amount equal to the Market Value of such fractional shares. As soon as practicable after the determination of the amount of cash to be paid to former holders of Taj Holding Class A Common Stock in lieu of any fractional shares, the Exchange Agent will make available such amounts to such former holders.

     Section 2.12. Dissenting Shares. (a) Notwithstanding any other provision of this Merger Agreement to the contrary, shares of Taj Holding Class A Common Stock that are outstanding immediately prior to the Effective Time and which are held by holders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such holders shall be entitled to receive payment of the appraised value of such shares, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Stock Consideration, upon surrender of the Taj Holding Certificates evidencing such shares.

     (b) Taj Holding shall give THCR (i) prompt notice of any demands for appraisal received by Taj Holding, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Taj Holding and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Taj Holding shall not, except with the prior written consent of THCR, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                  ARTICLE III


                 REPRESENTATIONS AND WARRANTIES OF TAJ HOLDING

     Taj Holding represents and warrants to THCR and Merger Sub that:

     Section 3.01. Corporate Organization. Taj Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Taj Holding is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably expected to have a Taj Holding Material Adverse Effect.

     Section 3.02. Capitalization. The authorized capital stock of Taj Holding consists of (i) 1,000,000 shares of Preferred Stock, par value $1.00 per share,
(ii) 10,000,000 shares of Taj Holding Class A Common Stock, (iii) 860,000 shares of Taj Holding Class B Common Stock and (iv) 10,000,000 shares of Taj Holding Class C Common Stock. 1,350,000, 780,242 and 1,350,000 shares of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock, respectively, are issued and outstanding. The outstanding shares of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The outstanding shares of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock are the sole outstanding capital stock of Taj Holding. There are no options, warrants or other rights to purchase debt or equity securities of Taj Holding outstanding.

     Section 3.03. Subsidiaries. Each Subsidiary of Taj Holding (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing or in good standing does not have, and would not be reasonably expected to have, a Taj Holding Material Adverse Effect, and (ii) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected to have a Taj Holding Material Adverse Effect.

     Section 3.04. Financial Statements; SEC Reports. Taj Holding has previously furnished THCR and Merger Sub with true and complete copies of the Taj Holding and Taj Associates (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as filed with the SEC, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995, as filed with the SEC, (iii) proxy statements related to all meetings of stockholders (whether annual or special) since January 1, 1995 and prior to the date hereof and (iv) all other reports or registration statements filed with the SEC since January 1, 1995 (clauses (i) through (iv) being referred to herein collectively as the "Taj Holding SEC Reports"). As of their respective filing dates, the Taj Holding SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective dates, the Taj Holding SEC Reports, including, without limitation, any financial statements included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements included in the Taj Holding SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto), present fairly the financial position of the entities to which they relate as of the dates thereof and the results of their operations and cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act, and are, in all material respects, in accordance with the books of account and records of Taj Holding.

     Section 3.05. Absence of Certain Changes or Events. Except as described in the Taj Holding SEC Reports, during the period since September 30, 1995, (i) the business of Taj Holding and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, (ii) neither Taj Holding nor any of its Subsidiaries has entered into any material transaction other than in the ordinary course, consistent with past practice, and (iii) there has not been any event or change that has had a Taj Holding Material Adverse Effect.

     Section 3.06. Authorization and Validity of Agreements; Opinion of Financial Advisor. (a) Taj Holding has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder and, subject to the approval of the holders of the Taj Holding Class B Common Stock and the Taj Holding Class C Common Stock, each voting as a separate class, has the corporate power to consummate the Merger and the other transactions contemplated by this Merger Agreement to be performed by Taj Holding. The execution and delivery of this Merger Agreement, the performance of Taj Holding's obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Merger Agreement to be performed by Taj Holding have been duly authorized by all necessary corporate action by the Taj Holding Class B Directors and the Board of Directors of Taj Holding. Rothschild Inc. ("Rothschild") has delivered to the Taj Holding Class B Directors and to the Board of Directors of Taj Holding its opinion, dated January 8, 1996 (the "Rothschild Fairness Opinion"), that the consideration to be received by the holders of the Taj Holding Class A Common Stock in connection with the Merger Transaction is fair, from a financial point of view, to the holders of the Taj Holding Class A Common Stock. The Taj Holding Class B Directors and the Board of Directors of Taj Holding have unanimously approved the terms of the Merger and the other transactions contemplated by this Merger Agreement to be performed by Taj Holding (subject to, in the case of the Taj Funding Offering, the negotiation of the terms relating thereto) and this Merger Agreement. This Merger Agreement has been duly executed and delivered by Taj Holding and constitutes the valid and binding obligation of Taj Holding enforceable against Taj Holding in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) The Class B Directors of TM/GP and the entire board of directors of TM/GP have unanimously approved the terms of all the transactions relating to the Merger to the extent they contemplate action by TM/GP or Taj Associates. The Taj Holding Class B Directors have caused, pursuant to the certificate of incorporation of Taj Holding, all the shares of TM/GP Class B Common Stock to approve the terms of all the transactions relating to the Merger to the extent they contemplate action by TM/GP or Taj Associates. The Taj Holding Class B Directors and Taj Holding Class C Directors have caused, pursuant to the certificate of incorporation of Taj Holding, Taj Holding to approve, as the sole shareholder of TM/GP, the terms all the transactions relating to the Merger to the extent they contemplate action by TM/GP or Taj Associates.

     (c) Except for the approvals referred to in this Section, no other corporate proceedings on the part of Taj Holding are necessary to authorize this Merger Agreement and the transactions contemplated hereby to be performed by it (subject to, in the case of the Taj Funding Offering, the negotiation of the terms relating thereto); provided, however, that pursuant to Section 9.01 hereof, this Merger Agreement must also be approved and adopted by a majority of the outstanding shares of the Taj Holding Class A Common Stock, voting as a separate class.

     (d) Trump, the beneficial owner of all the outstanding shares of Taj Holding Class C Common Stock, has agreed to vote all of such shares in favor of the Merger pursuant to a voting agreement (the "Trump Taj Voting Agreement"), a copy of which has been delivered to each of the parties hereto.

     Section 3.07. No Conflict or Violation. The execution, delivery and performance by Taj Holding of this Merger Agreement, the consummation of the Merger, the Bond Redemption and the Taj Funding Offering do not and will not violate or conflict with any provision of the charter documents or by-laws of Taj Holding or its Subsidiaries and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Taj Holding or its Subsidiaries are a party or by which they are bound or to which their respective properties or assets are subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Taj Holding or its Subsidiaries, nor adversely affect or result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits, authorizations or approvals issued or granted to Taj Holding or its Subsidiaries by the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing, except as would not be reasonably expected to have a Taj Holding

Material Adverse Effect or as would not prevent consummation of the transactions contemplated by this Merger Agreement.

     Section 3.08. Consents and Approvals. The execution, delivery and performance of this Merger Agreement by Taj Holding do not and will not require any material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and no material declaration or notification to, or filing or registration with, or permit of, any governmental or regulatory authority, except as it (i) may be required in connection or compliance with applicable provisions of the DGCL, the Exchange Act, the Securities Act, the HSR Act, blue sky or other state securities laws or Gaming Laws, (ii) would not be reasonably expected to have a Taj Holding Material Adverse Effect, (iii) would not prevent consummation of the transactions contemplated by this Merger Agreement or (iv) is otherwise contemplated in this Merger Agreement.

     Section 3.09. Litigation. Except as disclosed in the Taj Holding SEC Reports, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of Taj Holding, threatened against Taj Holding or any of its Subsidiaries, or any property of Taj Holding or any such Subsidiary in any court or before any arbitrator of any kind or before or by any governmental or regulatory authority, domestic or foreign, except actions, suits, investigations or proceedings which, individually or in the aggregate, do not have and would not be reasonably expected to result in a Taj Holding Material Adverse Effect.

     Section 3.10. Taxes. Taj Holding and its Subsidiaries have filed all federal, state, county, local and foreign tax returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes appropriate reserves for which have been made in the financial statements of Taj Holding and its Subsidiaries (and, to the extent material, such reserves have been accurately described to THCR). There are no assessments or adjustments that have been asserted in writing against Taj Holding or its Subsidiaries for any period for which Taj Holding has not made appropriate reserves in its financial statements.

     Section 3.11. Contracts and Leases. The Taj Holding SEC Reports contain a complete listing of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Exchange Act. Each of such contracts, leases, agreements and understandings is in full force and effect and (i) none of Taj Holding or its Subsidiaries or, to Taj Holding's best knowledge, any other party thereto, has breached or is in default thereunder, (ii) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (iii) no claim of material default thereunder has, to Taj Holding's best knowledge, been asserted or threatened and
(iv) none of Taj Holding or its Subsidiaries or, to Taj Holding's best knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected to have a Taj Holding Material Adverse Effect.

     Section 3.12. Joint Proxy Statement. None of the information supplied or to be supplied by Taj Holding for inclusion or incorporation by reference in the THCR Registration Statement, the Joint Proxy Statement or the Schedule 13E-3 to be filed by Taj Holding and others in connection with the Merger Transaction, will at the time it becomes effective (in the case of the THCR Registration Statement) or it is mailed (in the case of the Joint Proxy Statement) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Taj Holding, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, such registration statement or proxy statement, Taj Holding shall notify THCR thereof.

     Section 3.13. Takeover Provisions Inapplicable. As of the date hereof and at all times on or prior to the Effective Time, Section 203 of the DGCL, is, and shall be, inapplicable to the Merger and the other transactions contemplated by the Merger Transaction.

     Section 3.14. Brokerage/Finder's Fees. Except for Rothschild, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Taj Holding or its Subsidiaries, and the fees and commissions payable to Rothschild, as contemplated by this Section, will be paid in full by Taj Holding. Taj Holding hereby indemnifies THCR and Merger Sub for any fees owing as a result of a breach of this Section.

     Section 3.15. Bond Redemption; Taj Funding Offering. Taj Holding, Taj Associates and Taj Funding have the right under the Bond Indenture to effect the Bond Redemption. The Boards of Directors of Taj Holding and Taj Funding have authorized, subject to the consummation of the Merger and the other elements of the Merger Transaction, (a) the Bond Redemption and (b) the filing of a registration statement on Form S-1 with the SEC relating to the Taj Funding Offering (the "Debt S-1") and, subject to the negotiation of the terms relating thereto, the Taj Funding Offering.

     Section 3.16. THCR Offering. None of the information supplied by Taj Holding with respect to Taj Holding and its Subsidiaries for inclusion in the registration statement on Form S-1 to be filed by THCR with the SEC relating to the THCR Offering (the "Equity S-1") will, at the time the Equity S-1 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If any time prior to the Effective Time any event with respect to Taj Holding, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment to or supplement to such registration statement, Taj Holding shall immediately notify THCR thereof.

                                   ARTICLE IV


                     REPRESENTATIONS AND WARRANTIES OF THCR

     THCR represents and warrants to Taj Holding that:

     Section 4.01. Corporate Organization. THCR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. THCR is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably expected to have a THCR Material Adverse Effect.

     Section 4.02. Capitalization. The authorized capital stock of THCR consists of 50,000,000 shares of THCR Common Stock, 1,000 shares of THCR Class B Common Stock and 1,000,000 shares of Preferred Stock, par value $1.00 per share. 10,066,667 and 1,000 shares of the THCR Common Stock and the THCR Class B Common Stock, respectively, are issued and outstanding. All outstanding shares of THCR Class B Common Stock are owned by Trump. The outstanding shares of THCR Common Stock and THCR Class B Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The outstanding shares of the THCR Common Stock and the THCR Class B Common Stock are the sole outstanding capital stock of THCR. THCR is the sole general partner of THCR Holdings, and, as of December 31, 1995, THCR held a 60% general partnership interest in THCR Holdings. As of December 31, 1995, Trump's 40% limited partnership interest in THCR Holdings was convertible, at Trump's option, into 6,666,667 shares of THCR Common Stock (subject to certain adjustments set forth in the Exchange Agreement). The shares of THCR Common Stock to be issued to holders of Taj Holding Class A Common Stock in connection with the Merger have been duly authorized and, when issued and delivered to such holders as provided in this Merger Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such shares of THCR Common Stock will not be subject to any preemptive or similar rights.

     Section 4.03. Subsidiaries. Each Subsidiary of THCR (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing or in good standing does not have, and would not be reasonably expected to have, a THCR Material Adverse Effect, and (ii) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected to have a THCR Material Adverse Effect.

     Section 4.04. Financial Statements; SEC Reports. THCR has previously furnished Taj Holding with true and complete copies of the THCR (i) Registration Statement on Form S-1 (File No. 33-90784), as filed with the SEC, (ii) Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995 and September 30, 1995, as filed with the SEC, and (iii) all other reports or registration statements filed with the SEC since June 7, 1995 (clauses (i) through (iii) being referred to herein collectively as the "THCR SEC Reports"). As of their respective filing dates, the THCR SEC Reports, including, without limitation, any financial statements included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements included in the THCR SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto), present fairly the financial position of the entities to which they relate as of the dates thereof and the results of their operations and cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act, and are, in all material respects, in accordance with the books of account and records of THCR.

     Section 4.05. Absence of Certain Changes or Events. Except as described in the THCR SEC Reports, during the period since September 30, 1995, (i) the business of THCR and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, (ii) neither THCR nor any of its Subsidiaries has entered into any material transaction other than in the ordinary course, consistent with past practice, and (iii) there has not been any change or event that has had a THCR Material Adverse Effect.

     Section 4.06. Authorization and Validity of Agreements; Opinion of Financial Advisor. (a) THCR has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder and, subject to the approval by the affirmative vote of a majority of the outstanding shares of THCR Common Stock and THCR Class B Common Stock, voting as a single class, has the power to consummate the Merger and the other transactions contemplated by this Merger Agreement to be performed by THCR. The execution and delivery of this Merger Agreement, the performance of THCR's obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action by the THCR Special Committee and the Board of Directors of THCR. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the THCR Special Committee its opinion, dated January 8, 1996 (the "DLJ Fairness Opinion"), that the aggregate consideration to be paid by THCR pursuant to the transactions contemplated by this Merger Agreement, is fair, from a financial point of view, to THCR. The THCR Special Committee and the Board of Directors of THCR have unanimously approved the terms of the Merger Transaction and this Merger Agreement. This Merger Agreement has been duly executed and delivered by THCR and constitutes the valid and binding obligation of THCR enforceable against THCR in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) Except for the approval of the Merger Transaction by the holders of THCR Common Stock and THCR Class B Common Stock as described in this Section and in Section 9.01 hereof (which approval shall constitute adoption of this Merger Agreement) and the required amendment to the Partnership Agreement, no other corporate proceedings on the part of THCR are necessary to authorize the Merger Transaction.

     (c) Trump, the beneficial owner of all the outstanding shares of THCR Class B Common Stock, has agreed to vote all of such shares and any shares of THCR Common Stock that he beneficially owns in favor of the Merger

Transaction pursuant to a voting agreement (the "Trump THCR Voting Agreement"), a copy of which has been delivered to each of the parties hereto.

     Section 4.07. No Conflict or Violation. The execution, delivery and performance by THCR of this Merger Agreement, the consummation of the Merger and the other elements of the Merger Transaction, including, without limitation, the THCR Offering, do not, and will not violate or conflict with any provision of the charter documents or by-laws of THCR or its Subsidiaries and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which THCR or its Subsidiaries are a party or by which they are bound or to which their respective properties or assets are subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of THCR or its Subsidiaries, nor adversely affect or result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits, authorizations or approvals issued or granted to THCR or its Subsidiaries by the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing, except as would not be reasonably expected to have a THCR Material Adverse Effect or as would not prevent consummation of the transactions contemplated by this Merger Agreement.

     Section 4.08. Consents and Approvals. The execution, delivery and performance of this Merger Agreement by THCR and Merger Sub do not and will not require any material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and no material declaration or notification to, or filing or registration with, or permit of, any governmental or regulatory authority, except as it (i) may be required in connection or compliance with applicable provisions of the DGCL, the Exchange Act, the Securities Act, the HSR Act, blue sky or other state securities laws or Gaming Laws, (ii) would not be reasonably expected to have a THCR Material Adverse Effect, (iii) would not prevent consummation of the transactions contemplated by this Merger Agreement or the payment of the Merger Consideration following consummation of the Merger or (iv) is otherwise contemplated in this Merger Agreement.

     Section 4.09. Litigation. Except as disclosed in the THCR SEC Reports, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of THCR, threatened against THCR or any of its Subsidiaries, or any property of THCR or any such Subsidiary in any court or before any arbitrator of any kind or before or by any governmental or regulatory authority, domestic or foreign, except actions, suits, investigations or proceedings which, individually or in the aggregate, do not have and would not be reasonably expected to result in a THCR Material Adverse Effect.

     Section 4.10. Taxes. THCR and its Subsidiaries have filed all federal, state, county, local and foreign tax returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes appropriate reserves for which have been made in the financial statements of THCR and its Subsidiaries (and, to the extent material, such reserves have been accurately described to Taj Holding). There are no assessments or adjustments that have been asserted in writing against THCR or its Subsidiaries for any period for which THCR has not made appropriate reserves in its financial statements.

     Section 4.11. Contracts and Leases. The THCR SEC Reports contain a complete listing of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Exchange Act. Each of such contracts, leases, agreements and understandings is in full force and effect and (i) none of THCR or its Subsidiaries or, to THCR's best knowledge, any other party thereto, has breached or is in default thereunder, (ii) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (iii) no claim of material default thereunder has, to THCR's best knowledge, been asserted or threatened and (iv) none of THCR or its Subsidiaries or, to THCR's best knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected to have a THCR Material Adverse Effect.

     Section 4.12. THCR Registration Statement. None of the information supplied or to be supplied by THCR with respect to THCR and its Subsidiaries for inclusion or incorporation by reference in the THCR Registration Statement and the Joint Proxy Statement will at the time it becomes effective (in the case of the THCR Registration Statement) or it is mailed (in the case of the Joint Proxy Statement) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to THCR, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, such registration statement or proxy statement, THCR shall notify Taj Holding thereof.

     Section 4.13. Takeover Provisions Inapplicable. As of the date hereof and at all times on or prior to the Effective Time, Section 203 of the DGCL, is, and shall be, inapplicable to the Merger and the other transactions contemplated by the Merger Transaction.

     Section 4.14. Brokerage/Finder's Fees. Except for DLJ, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of THCR or its Subsidiaries, and the fees and commissions payable to DLJ, as contemplated by this Section, will be paid in full by THCR. THCR indemnifies Taj Holding for any fees owing as a result of a breach of this Section.

     Section 4.15. Taj Funding Offering. None of the information supplied by THCR with respect to THCR and its Subsidiaries for inclusion in the Debt S-1 will, at the time the Debt S-1 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If any time prior to the Effective Time any event with respect to THCR, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment to, or supplement to, such registration statement, THCR shall immediately notify Taj Holding thereof.

                                   ARTICLE V


                         REPRESENTATIONS AND WARRANTIES

                                 OF MERGER SUB

     Merger Sub represents and warrants to Taj Holding that:

     Section 5.01. Corporate Organization; Subsidiaries. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Merger Sub is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably expected to have a Merger Sub Material Adverse Effect. Merger Sub has no Subsidiaries.

     Section 5.02. Capitalization. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, 100 of which are issued and outstanding. THCR is the owner of all the outstanding shares of the Merger Sub Common Stock. The outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Merger Sub Common Stock is the sole outstanding capital stock of Merger Sub.

     Section 5.03. Authorization and Validity of Agreements. Merger Sub has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder and has the power to consummate the Merger. The execution and delivery of this Merger Agreement, the performance of Merger Sub's obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action by the Board of Directors of Merger Sub and by THCR as the sole holder of Merger Sub Common Stock. This Merger Agreement has been duly executed and delivered by Merger Sub and constitutes the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Merger Sub are necessary to authorize this Merger Agreement and the transactions contemplated hereby.

                                   ARTICLE VI


                            COVENANTS OF TAJ HOLDING

     Section 6.01. Conduct Pending the Merger. From and after the date of this Merger Agreement and until the Effective Time, Taj Holding shall, and shall cause each of its Subsidiaries to, conduct its business solely in the ordinary course consistent with past practice and, without the prior written consent of THCR, Taj Holding shall not, and shall cause each of its Subsidiaries not to, except as required or permitted pursuant to the terms hereof or as contemplated in the Taj Holding SEC Reports filed through the date hereof or by the terms of the Merger Transaction:

     (i) make any material change in the conduct of its businesses and operations or enter into any transaction, other than in the ordinary course of business consistent with past practice, or make any investment other than a Permitted Investment (as such term is defined in the Bond Indenture);

     (ii) make any change in its certificate of incorporation or by-laws, issue any additional shares of capital stock or equity securities, grant any option, warrant or right to acquire any capital stock or equity securities, issue any security convertible into or exchangeable for its capital stock, alter in any material respect the terms of any of its outstanding securities, or make any change in its outstanding shares of capital stock or in its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

     (iii) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof;

     (iv) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except in the ordinary course of business consistent with past practices;

     (v) subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practice or by operation of law;

     (vi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or declare, set aside or pay any dividends or other distribution in respect of such shares;

     (vii) increase the compensation payable or to become payable to its executive officers or employees, except for increases in the ordinary course of business in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement (other than in the ordinary course of business) with, any director or executive officer, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust fund, policy or arrangement for the benefit of any director, executive officer or employee;

     (viii) take any other action that would cause any of the representations and warranties made in this Merger Agreement not to remain true and correct; or

     (ix)  commit itself to do any of the foregoing.

     Section 6.02. Joint Proxy Statement. As promptly as reasonably practicable after the execution of this Merger Agreement, Taj Holding and THCR shall prepare and file with the SEC the preliminary Joint Proxy Statement, which will be included within the THCR Registration Statement. As promptly as reasonably practicable after comments are received from the SEC with respect to the THCR Registration Statement and after the satisfactory response thereto by Taj Holding and THCR, Taj Holding and THCR shall file with the SEC the definitive Joint Proxy Statement and any amendment to the THCR Registration Statement and shall use all reasonable efforts to cause the THCR Registration Statement to become effective as soon thereafter as it is reasonably practicable. Promptly thereafter, Taj Holding shall distribute the Joint Proxy Statement and related proxy card and the Election Form to its stockholders.

     Section 6.03. Stockholders Meeting. Taj Holding shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a special meeting of the holders of the Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock (the "Taj Holding Meeting") as promptly as practicable for the purpose of approving and adopting this Merger Agreement. Subject to its fiduciary duties, as advised by Special Counsel, the Board of Directors of Taj Holding will recommend that holders of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock vote in favor of this Merger Agreement at the Taj Holding Meeting.

     Section 6.04. Compliance with the Securities Act. At the Closing, Taj Holding shall cause to be delivered to THCR a certificate (satisfactory to counsel for THCR) of the general counsel of Taj Associates identifying all holders of Taj Holding Class A Common Stock who were, to the best of his knowledge and after being advised by outside counsel, affiliates (for purposes of Rule 145 under the Securities Act) of Taj Holding at the time of the Taj Holding Meeting.

     Section 6.05. No Solicitation. (a) Subject to the fiduciary duties of the Board of Directors of Taj Holding, as advised by Special Counsel, neither Taj Holding nor any of its Subsidiaries shall, directly or indirectly, take (nor shall Taj Holding authorize or permit its Subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action (i) to knowingly encourage, solicit or initiate the submission of any Acquisition Proposal, (ii) to enter into any agreement with respect to any Acquisition Proposal or (iii) to participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Taj Holding will promptly communicate to the other parties hereto any solicitation by or of Taj Holding and the terms of any proposal or inquiry, including the identity of the Person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it.

     (b) Notwithstanding paragraph (a) above, Taj Holding may, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, to any Person pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such Person concerning any Acquisition Proposal involving Taj Holding or any direct or indirect Subsidiary of Taj Holding, if the Taj Holding Class B Directors by a majority vote determine in their good faith judgment that such action is appropriate in furtherance of the best interests of stockholders.

     Section 6.06. Dividend Prohibition. From the date of this Merger Agreement through the Effective Time, Taj Holding shall not, and shall cause its Subsidiaries not to, pay or declare any dividend or make any distribution with respect to any of their equity interests except as contemplated in connection with the Merger Transaction.

     Section 6.07. Letters of Accountants. Taj Holding shall use its reasonable best efforts to cause to be delivered to THCR "comfort letters" of Arthur Andersen LLP, Taj Holding's independent public accountants, dated and delivered the date on which the THCR Registration Statement shall become effective and as of the Effective Time, and addressed to THCR, in form and substance reasonably satisfactory to THCR and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Merger Agreement.

                                  ARTICLE VII


                               COVENANTS OF THCR

     Section 7.01. Conduct Pending the Merger. From and after the date of this Merger Agreement and until the Effective Time, THCR shall, and shall cause each of its Subsidiaries to, conduct its business solely in the ordinary course consistent with past practice and, without the prior written consent of Taj Holding, THCR shall not, and shall cause each of its Subsidiaries not to, except as required or permitted pursuant to the terms hereof or as contemplated in the THCR SEC Reports filed through the date hereof or by the terms of the Merger
Transaction:

     (i) make any material change in the conduct of its businesses and operations or enter into any transaction other than in the ordinary course of business consistent with past practice;

     (ii) make any change in its certificate of incorporation or by-laws, or make any material change in its outstanding shares of capital stock or in its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

     (iii) take any other action that would cause any of the representations and warranties made in this Merger Agreement not to remain true and correct; or

     (iv)  commit itself to do any of the foregoing.

     Section 7.02. Joint Proxy Statement. As promptly as reasonably practicable after the execution of this Merger Agreement, THCR and Taj Holding shall prepare and THCR shall file with the SEC the THCR Registration Statement, which shall include the preliminary Joint Proxy Statement and the preliminary prospectus with respect to the THCR Common Stock to be issued in connection with the Merger. As promptly as reasonably practicable after comments are received from the SEC with respect to the THCR Registration Statement and after the satisfactory response thereto by THCR and Taj Holding, THCR and Taj Holding shall file with the SEC the definitive Joint Proxy Statement and THCR shall file with the SEC any amendment to the THCR Registration Statement and shall use all reasonable efforts to cause the THCR Registration Statement to become effective as soon thereafter as it is reasonably practicable. Promptly thereafter, THCR shall distribute the Joint Proxy Statement and related proxy card to its stockholders.

     Section 7.03. Stockholders Meeting. (a) THCR shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a special meeting of the holders of the THCR Common Stock and the THCR Class B Common Stock (the "THCR Meeting") as promptly as practicable for the purpose of approving the Merger Transaction. Subject to its fiduciary duties, as advised by outside counsel, the Board of Directors of THCR will recommend that holders of THCR Common Stock vote in favor of and adopt the Merger Transaction (which approval will constitute adoption of this Merger Agreement) at the THCR Meeting.

     (b) THCR, as the sole stockholder of Merger Sub, has consented to the adoption of this Merger Agreement by Merger Sub and agrees that such consent shall be deemed for all purposes as a vote duly adopted at a meeting of the stockholders of Merger Sub held for such purpose.

     Section 7.04. Indemnification and Insurance. (a) For a period of six years from the Effective Time, each of the Surviving Corporation and TM/GP shall, and THCR shall cause the Surviving Corporation and TM/GP to, provide to the former officers and directors of Taj Holding (the "Taj Holding Indemnified Parties") indemnification as set forth in the certificate of incorporation and by-laws of THCR as in effect as of the date hereof. THCR agrees, and shall cause the Surviving Corporation and TM/GP to agree, that until six years from the Effective Time, unless otherwise required by law, the certificate of incorporation and by-laws of the Surviving Corporation and TM/GP shall not be amended, repealed or modified to reduce or limit the rights of indemnity afforded to the present and former directors, officers and employees of Taj Holding and TM/GP (including, without limitation, with respect to the transactions contemplated by this Merger Agreement), or the ability of the Surviving Corporation or TM/GP to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify.

     (b) Should any claim or claims be made against any present or former director, officer, employee or agent of Taj Holding or TM/GP, arising from his services as such, within six years of the Effective Time, the provisions of this Section with respect to indemnification and the certificate of incorporation and the by-laws of the Surviving Corporation and TM/GP shall continue in effect until the final disposition of all such claims.

     (c) In the event the Surviving Corporation or TM/GP or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or TM/GP, as the case may be, shall assume all of its obligations set forth in this Section.

     (d) For a period of six years after the Effective Time, the Surviving Corporation and TM/GP shall, and THCR shall cause the Surviving Corporation and TM/GP to, purchase and maintain in effect directors' and officers' liability insurance policies covering the Taj Holding Indemnified Parties on terms no less favorable than the terms of the current insurance policies coverage. Notwithstanding the foregoing, if the directors' and officers' liability insurance referred to in this paragraph is unavailable for the Current D&O Premium, the Surviving Corporation and TM/GP shall obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of the Current D&O Premium.

     (e) In the event any claim is made against present or former directors, officers or employees of Taj Holding or TM/GP that is covered or potentially covered by insurance, THCR agrees that it shall, and shall cause the Surviving Corporation and TM/GP to, do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim unless otherwise required by law or their respective certificate of incorporation or by-laws.

     (f) This Section 7.04 is intended to be for the benefit of, and shall be enforceable by, the Taj Holding Indemnified Parties, their heirs and personal representatives and shall be binding on THCR, the Surviving Corporation and TM/GP and their respective successors and assigns.

     Section 7.05. Letters of Accountants. THCR shall use its reasonable best efforts to cause to be delivered to Taj Holding "comfort letters" of Arthur Andersen LLP, THCR's independent public accountants, dated and delivered the date on which the THCR Registration Statement shall become effective and as of the Effective Time, and addressed to Taj Holding, in form and substance reasonably satisfactory to Taj Holding and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Merger Agreement.

                                  ARTICLE VIII


                                OTHER AGREEMENTS

     Section 8.01. Stock Exchange Listing. THCR shall, prior to the Effective Time, use its best efforts to list on the NYSE, subject to official notice of issuance, the THCR Common Stock to be issued pursuant to the Merger.

     Section 8.02. Additional Agreements; Consents and Permits. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable governmental agencies) and to lift any injunction or other legal bar to the transactions contemplated by this Merger Agreement (and, in such case, to proceed with the transactions contemplated by this Merger Agreement as expeditiously as possible), subject, however, to the appropriate vote of the respective stockholders or stockholder, as the case may be, of Taj Holding, THCR and Merger Sub.

     Section 8.03. Registration of Securities. Each of the parties hereto shall use its reasonable efforts to prepare promptly and file with the SEC, shall furnish such information required to be included in, and shall cooperate in the preparation of, such registration statements under the Securities Act and Schedules 13E under the Exchange Act, and to cause such registration statements to be declared effective, as applicable, as shall be required to finance the Merger Transaction and to register the shares of THCR Common Stock issuable pursuant to the terms of this Merger Agreement. Each of the parties hereto shall use its reasonable efforts to cause such registration statements and schedules to comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively.

     Section 8.04. Access to Information; Confidentiality. (a) Each of the parties hereto shall afford to the other parties hereto and to their accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period until the Effective Time to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the others (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws or Gaming Laws, and (ii) all other information concerning its business, properties and personnel, both past and present, as such party may reasonably request.

     (b) A Receiving Party shall (i) keep confidential and not disclose or reveal to any Person, other than those employed by the Receiving Party or acting on the Receiving Party's behalf and directly participating in the performance of such party's obligations under this Merger Agreement, all Confidential Information, (ii) cause their respective affiliates and the directors, officers, employees, agents, advisors and controlled or controlling Persons of such party and its affiliates to observe the terms of this Section and to keep confidential and not disclose or reveal to any Person all Confidential Information, and (iii) not use Confidential Information for any purpose other than in connection with the transactions contemplated by this Merger Agreement and in a manner approved by the Disclosing Party.

     (c) In the event that a Receiving Party is requested or required by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or required (as advised in writing by its outside counsel) to disclose any of the Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice so that it may seek a protective order or other appropriate remedy. In the event such protection or other remedy is not obtained, the Receiving party may disclose such Confidential Information pursuant to such interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or other law; provided, however, that the Receiving Party shall exercise best efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

     (d) Without prejudice to the rights and remedies otherwise available to a Disclosing Party, a Disclosing Party shall be entitled to equitable relief by way of injunction if the Receiving Party or any of the Receiving Party's affiliates and the directors, officers, employees, agents, advisors and controlled or controlling Persons of such Receiving Party and its affiliates breach or threaten to breach any of the provisions of this Section.

     Section 8.05. Notification of Certain Matters. Taj Holding, THCR and Merger Sub shall give prompt notice to each other of:

     (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Merger Agreement;

     (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Merger Agreement;

     (iii) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Taj Holding, THCR or any of their Subsidiaries, which is reasonably likely to (A) have a Taj Holding Material Adverse Effect, THCR Material Adverse Effect or Merger Sub Material Adverse Effect, as the case may be, or (B) prevent the consummation of the transactions contemplated by this Merger Agreement or cause any of such transactions to be rescinded following consummation;

     (iv) the occurrence, or failure to occur, of any event or change in circumstances where such occurrence or failure to occur would be likely to cause any representation or warranty contained in this Merger Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; and

     (v) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     Section 8.06. HSR Act. The Parties shall use their best efforts to file or cause to be filed as soon as practicable notifications under the HSR Act in connection with the Merger, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

     Section 8.07. Bond Redemption. Taj Holding shall take all necessary actions to cause the Bond Redemption to occur immediately after the Effective Time.

                                   ARTICLE IX


                            CONDITIONS TO THE MERGER

     Section 9.01. Conditions to the Obligations of Each Party. The respective obligations of Taj Holding, THCR and Merger Sub to consummate the transactions contemplated by this Merger Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

     (i) this Merger Agreement shall have been duly approved and adopted by the affirmative vote of a majority of the outstanding shares of the Taj Holding Class B Common Stock and Taj Holding Class C Common Stock, each voting as a separate class, in accordance with the DGCL and the certificate of incorporation of Taj Holding;

     (ii) this Merger Agreement shall have been duly approved and adopted by the affirmative vote of a majority of the outstanding shares of Taj Holding Class A Common Stock, voting as a separate class;

     (iii) the Merger Transaction shall have been duly approved and adopted by the affirmative vote of a majority of the outstanding shares of THCR Common Stock and THCR Class B Common Stock, voting as a single class, in accordance with the DGCL and the certificate of incorporation of THCR;

     (iv) the Merger Transaction shall have been duly approved by the affirmative vote of a majority of the outstanding shares of THCR Common Stock (excluding officers and directors of THCR and their affiliates), voting as a separate class;

     (v) all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities (including, without limitation, Gaming Authorities) in connection with the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by Taj Holding, THCR and Merger Sub shall have been made or obtained (as the case may be) without restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably be expected to have a Taj Holding Material Adverse Effect or a THCR Material Adverse Effect (assuming the merger has taken place);

     (vi) no court or governmental or regulatory authority of competent jurisdiction (including, without limitation, Gaming Authorities) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action that prohibits the consummation of the transactions contemplated by this Merger Agreement; provided, however, that the parties invoking this condition shall use their best efforts to have any such judgment, decree, injunction or order vacated;

     (vii) the shares of THCR Common Stock to be issued pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

     (viii) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     Section 9.02. Conditions to the Obligation of Taj Holding. The obligation of Taj Holding to consummate the transactions contemplated by this Merger Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by Taj Holding to the extent permitted by applicable law:

     (i) the Taj Funding Offering shall have been consummated on terms reasonably acceptable to Taj Holding;

     (ii) the consent of certain of Taj Associates' creditors necessary to consummate the Merger Transaction shall have been obtained;

     (iii) Taj Holding LLC or any other Person to which part or all of the assets of Taj Holding or any of its Subsidiaries has been or will be transferred shall have assumed (without releasing the Surviving Corporation or TM/GP) the indemnification and other obligations of the Surviving Corporation and TM/GP set forth in Section 7.04 hereof;

     (iv) each of THCR and Merger Sub shall have performed in all material respects all of its respective obligations hereunder required to be performed by them at or prior to the Effective Time;

     (v) each of the representations and warranties of each of THCR and Merger Sub contained in this Merger Agreement and in any certificate or other writing delivered by THCR and Merger Sub pursuant hereto shall be true in all material respects at and as of the Effective Time, as if made at and as of such time (except to the extent it relates to a particular date); and

     (vi) Taj Holding shall have received a certificate from THCR and Merger Sub, signed by an executive officer of THCR and Merger Sub, respectively, to the effect set forth in clauses (iv) and (v) of this Section.

     Section 9.03. Conditions to the Obligations of THCR and Merger Sub. The obligation of each of THCR and Merger Sub to consummate the transactions contemplated by this Merger Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by THCR to the extent permitted by applicable law:

     (i)  the Market Value of the THCR Common Stock shall be $20 or more;

     (ii) the THCR Offering and the Taj Funding Offering shall have been consummated on terms acceptable to THCR;

     (iii) the purchase of the Specified Parcels shall have been consummated on terms acceptable to THCR, the obligations relating to the outstanding indebtedness of Realty Corp. to First Fidelity shall have been satisfied and the releases of the Liens and guarantees relating to such indebtedness shall have been obtained;

     (iv) the payment to Bankers Trust of $10 million, contemplated as part of the Merger Transaction, shall have been made and the releases of the Liens and guarantees that Bankers Trust has with respect to Taj Associates (including Trump's direct and indirect ownership interest therein) and with respect to the TTMI Note shall have been obtained;

     (v) Trump shall have contributed, or caused to be contributed, to THCR Holdings and Taj Holdings LLC all of his direct and indirect ownership interests in Taj Associates on terms acceptable to THCR;

     (vi) the number of shares of Taj Holding Class A Common Stock for which written demand for appraisal has been properly made pursuant Section 262 of the DGCL shall have not exceeded 5% of the total number of shares of Taj Holding Class A Common Stock outstanding immediately prior to the Effective Time;

     (vii) the THCR Registration Statement shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under blue sky or other state securities laws, the Securities Act or the Exchange Act relating to the issuance or trading of the THCR Common Stock shall have been received;

     (viii) the consent of certain of Trump's creditors necessary to consummate the Merger Transaction shall have been obtained;

     (ix) Taj Holding shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

     (x) each of the representations and warranties of Taj Holding contained in this Merger Agreement and in any certificate or other writing delivered by Taj Holding pursuant hereto shall be true in all material respects at and as of the Effective Time, as if made at and as of such time (except to the extent it relates to a particular date); and

     (xi) THCR and Merger Sub shall have received a certificate signed by an executive officer of Taj Holding to the effect set forth in clauses (ix) and (x) of this Section.

                                   ARTICLE X


                                  TERMINATION

     Section 10.01. Termination. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether before or after approval of this Merger Agreement by the respective stockholders of Taj Holding or THCR):

     (i)  by joint written consent of Taj Holding and THCR;

     (ii)  by Taj Holding if any of the conditions specified in Sections 9.01 or
9.02 have not been satisfied or waived by Taj Holding at such time as such condition is no longer capable of satisfaction;

     (iii) by THCR and Merger Sub if any of the conditions specified in Sections 9.01 or 9.03 have not been satisfied or waived by THCR and Merger Sub at such time as such condition is no longer capable of satisfaction;

     (iv) by Taj Holding, acting through the Taj Holding Class B Directors, if the Taj Holding Class B Directors shall have withdrawn or modified their approval or recommendation of this Merger Agreement or the Merger in order to permit Taj Holding to execute an agreement to effect an Acquisition Proposal determined by the Taj Holding Class B Directors to be more favorable to the Taj Holding stockholders than the transactions contemplated hereby; or

     (v) by either party if the Merger has not been consummated on or before June 30, 1996; provided, however, that a party may not terminate this Merger Agreement pursuant to this clause if the failure of such party to fulfill any of its obligations under this Merger Agreement shall have been the reason that the Merger shall not have been consummated on or before said date.

     Section 10.02. Effect of Termination. In the event of termination of this Merger Agreement pursuant this Article, this Merger Agreement shall forthwith terminate and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of any party hereto; provided, however, that Sections 3.14, 4.14, 8.04(b), (c) and (d), 10.02, 11.05,
11.06, 11.07, 11.09, 11.11 and 11.13 shall survive the termination of this Merger Agreement.

                                   ARTICLE XI


                                 MISCELLANEOUS

     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

     (i)  if to Taj Holding to:

          Taj Mahal Holding Corp.
          1000 The Boardwalk
          Atlantic City, New Jersey  08401
          Facsimile: (609) 449-5593
          Attention: Nicholas F. Moles, Esq.

          with copies to:

          Andrews & Kurth L.L.P.
          425 Lexington Avenue
          New York, New York 10017
          Facsimile: (212) 850-2929
          Attention: Emanuel S. Cherney, Esq.

     (ii)  if to THCR or Merger Sub to:

          Trump Hotels & Casino Resorts, Inc.
          Mississippi Avenue and The Boardwalk
          Atlantic City, New Jersey  08401
          Facsimile: (609) 441-7926
          Attention: Robert M. Pickus, Esq.

          with copies to:

          Willkie Farr & Gallagher
          One Citicorp Center
          153 East 53rd Street
          New York, New York 10022
          Facsimile: (212) 821-8111
          Attention: Daniel D. Rubino, Esq.

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is provided, (ii) if given via United States mail, three days after such notice is deposited in the mail in a postage pre-paid envelope or (iii) if given by any other means, when delivered at the address specified in this Section.

     Section 11.02. Survival. None of the representations, warranties, agreements or covenants contained herein shall survive the Effective Time, except for the agreements contained in Articles I and II, Sections 3.14, 4.14, 7.04, 8.02, 8.04(b), (c) and (d), 11.02, 11.05, 11.06, 11.07, 11.09, 11.11,
11.13 and the last sentence of Section 11.03.

     Section 11.03. Amendment. Any provision of this Merger Agreement may be amended by the parties hereto by action of each of their respective Boards of Directors, at any time prior to the Effective Time; provided, however, that any such amendment made after the adoption of this Merger Agreement by the stockholders of Taj Holding or THCR shall not, without further approval of such stockholders (i) alter or change the amount, kind or manner of payment of the Merger Consideration, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation (except as otherwise provided in this Merger Agreement) or (iii) change any other terms or conditions of this Merger Agreement, if any of such changes, alone or in the aggregate, would materially and adversely affect the stockholders of Taj Holding or THCR. Any amendment to this Merger Agreement shall be in writing signed by all the parties hereto.

     Section 11.04. Waiver. At any time prior to the Effective Time, Taj Holding, THCR and Merger Sub may, unless otherwise set forth in this Merger Agreement, (i) extend the time for the performance of any agreement of the other party or parties hereto, (ii) waive any accuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any agreement or condition of the other party or parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be effective only if set forth in a writing signed on behalf of such party and delivered to the other party or parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other right, power or privilege.

     Section 11.05. Successors and Assigns. The provisions of this Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign or otherwise transfer any of its rights under this Merger Agreement without the consent of each of the other parties hereto.

     Section 11.06.  Governing Law.  Except to the extent set forth in Section
11.07 or in the DGCL, this Merger Agreement shall be construed in accordance with and governed by the internal laws of the State of New York without regard to principles of conflict of laws.

     Section 11.07. Gaming Laws. Each of the provisions of this Merger Agreement is subject to and shall be enforced in compliance with the Gaming Laws.

     Section 11.08. Integration. This Merger Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

     Section 11.09. Third Party Beneficiaries. This Merger Agreement (including the documents and instruments referred to herein) is not intended to confer upon any other Person any rights or remedies hereunder; provided, however, the Taj Holding Indemnified Parties shall be third party beneficiaries of Section 7.04 hereof.

     Section 11.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 11.11. Remedies Cumulative. All rights, powers and remedies provided under this Merger Agreement otherwise available at law or in equity shall be cumulative and not alternative, and the exercise or beginning of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     Section 11.12. Publicity. So long as this Merger Agreement is in effect, each of the parties agrees to consult with each other in issuing any press release or otherwise making any public statement with respect to the Merger, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Merger Agreement or any proceedings in connection therewith shall not be deemed a violation of this Section.

     Section 11.13. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby shall be paid equally by Taj Holding and THCR; provided, however, that all costs and expenses incurred in connection with (i) printing, filing and distributing the Equity S-1 and (ii) any filings pursuant to Section 8.06 hereof, shall be borne solely by THCR.

     Section 11.14. Headings; Counterparts; Effectiveness. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. This Merger Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Merger Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                TAJ MAHAL HOLDING CORP.



                                           /s/ R. Bruce McKee
                                     -------------------------
                                By:  R. Bruce McKee
                                Title:  Assistant Treasurer and Acting Chief
                                        Operating Officer of Trump Taj Mahal
                                         Associates


                                TRUMP HOTELS & CASINO RESORTS, INC.



                                           /s/ Nicholas L. Ribis
                                    ----------------------------
                                By:  Nicholas L. Ribis
                                Title:  President and Chief Executive Officer


                                THCR MERGER CORP.



                                           /s/ Nicholas L. Ribis
                                    ----------------------------
                                By:  Nicholas L. Ribis
                                Title:  President and Chief Executive Officer